EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into as of this 13th Day of October, 2009 (“Effective Date”) between Lannett Company, Inc. (“Company”) and Keith R. Ruck (“Executive”).

RECITALS

Company wishes to employ Executive as its Vice President of Finance and Chief Financial Officer, and Executive wishes to accept such employment under the terms and conditions set forth in this Agreement.

IT IS AGREED as follows:

1.                                      Employment. Company hereby employs Executive as its Vice President of Finance and Chief Financial Officer; and Executive accepts such employment.

2.                                      Term. The term of employment under this Agreement shall commence on the Effective Date and shall continue, unless otherwise terminated earlier under Section 8, until the day before the one-year anniversary of the Effective Date, i.e., October 13, 2010 (the “Term”), provided that on the day before the one-year anniversary of the Effective Date and the day before the anniversary of any one-year renewal of such Agreement the Term shall be automatically extended for successive additional one (1) year periods unless at least ninety (90) days prior to such anniversary date, either Company or Executive furnishes the other with written notice that the term is not to be so extended.

3.                                      Duties. Executive shall devote his full-time efforts to the proper and faithful performance of all duties customarily discharged by a Vice President of Finance and Chief Financial Officer for a company doing the type of business engaged in by Company and any additional duties assigned to him from time to time by the President and Chief Executive Officer of Company and/or the Board of Directors of Company. Executive shall report directly to the President and CEO of Company. Executive agrees to use his best efforts and comply with all fiduciary and professional standards in the performance of his duties hereunder. Executive shall provide services to any subsidiary or affiliate of Company without additional compensation and benefits beyond those set forth in this Agreement, and any compensation and benefits provided to Executive for such services shall be a credit with regard to amounts due from Company under this Agreement. Executive represents and warrants to Company that, at all times prior to the Effective Date when he has served as its Vice President of Finance and Chief Financial Officer of Company and at all times during the Term, he has either fulfilled or will fulfill his duty of loyalty to Company; and he has either acted or will act in the best interests of Company’s shareholders.

4.                                           Base Salary. Executive shall be paid a base salary of One Hundred Ninety Thousand Dollars and no cents ($190,000.00) per annum for the Term, payable, less applicable withholdings, in proportional monthly payments or more frequently in accordance with Company’s regular practice. Salary for a portion of any period will be prorated. The Compensation Committee of the Board of Directors and the President and CEO will conduct an annual performance review of Executive and, as part of such review, will consider adjustments to the base salary set forth herein based on the performance of both Executive and Company.

5.                                           Stock Options. Company will grant Executive an option to purchase up to 40,000 shares of Lannett common stock at the fair market value of such stock as of the Effective Date. The terms of the options grant will include a tiered vesting schedule of three (3)  years.  One third of the options will vest one year after the Effective Date, an additional one third will vest two years after the Effective Date, and the final one third will vest three years after the Effective Date.

6.                                        Annual Bonus. Executive shall be eligible to participate in the Management Incentive Bonus Plan (the “MIB”) administered by the Compensation Committee, or any successor annual bonus plan or arrangement generally made available to the executive officers of Company. The MIB shall provide Executive with a target bonus opportunity for each fiscal year of Company (i.e. July 1 to June 30), regardless of whether or not a bonus is declared for any fiscal year.

7.                                        Benefits.

During the Term Executive shall have the following benefits:

(a)                                  Executive may participate in all Company sponsored stock option plans, retirement plans, 401(k) plans, life insurance plans, medical insurance plans, disability insurance plans, executive stock ownership plans and such other benefit plans generally available from time to time to other executive employees of Company for which he qualifies under the terms of the plans. Executive’s participation in and benefits under any benefit plan shall be on the terms and subject to the conditions specified in such plan.

(b)                                 An annualized automobile allowance of $10,800 will be provided and will be paid on a bi-weekly basis as part of the regular payroll, subject to applicable tax withholdings and other payroll deductions

(c)                                  Vacation days or personal time off (PTO) granted to Executive in accordance with Company’s published vacation or PTO policy generally afforded to salaried management employees.

8.                                      Reimbursement of Expenses. Company will reimburse Executive for the reasonable and necessary expenses incurred by him in the performance of his duties under this Agreement in accordance with Company’s policies in effect from time to time.

9.                                        Termination of Employment.

(a)                                  Executive’s employment under this Agreement may be terminated at any time by the President and Chief Executive Officer, and/or the Board of Directors of Company, with or without Cause (as defined below). Executive’s employment is “at-will.”

(b)                                 Executive’s employment under this Agreement shall terminate upon his resignation or death.

(c )                           Executive’s employment under this Agreement shall terminate upon thirty (30) days written notice by Company to Executive of a termination due to Disability, provided such notice is delivered during the period of Disability. The term “Disability” shall mean, for purposes of this Agreement, the inability of Executive, due to injury, illness, disease or bodily or mental infirmity to engage in the performance of his material duties of employment with Company as contemplated by Section 3 herein for (i) any period of ninety (90) consecutive days or (ii) a period of one hundred fifty days (150) in any consecutive twelve (12) months, provided that if the Executive returns to work in the consecutive 12 month period for a period of less than ten (10) consecutive business days in duration, such return to work shall not be deemed to interfere with a determination of consecutive absent days if the reason for absence before and after the interim return are the same. Benefits to which Executive is entitled under any disability policy or plan provided by Company shall reduce the base salary paid to Executive during any period of Disability on a dollar-for-dollar basis.

(d)                               Company shall have the right to terminate Executive’s employment for Cause. For purposes of this Agreement, “Cause” shall consist of any of the following:

(i)                                     Executive’s willful commission of an act constituting fraud, embezzlement, breach of any fiduciary duty owed to Company or its stockholders or other material dishonesty with respect to Company;

(ii)                                  Gross negligence or willful misconduct in the performance of Executive’s duties;

(iii)                               Willful or reckless conduct of Executive which has an adverse impact (economic or otherwise) on Company;

(iv)                                   Executive’s willful violation of any law, rule or regulation relating to the operation of Company or any of its subsidiaries or affiliates;

(v)                                 The order of any court or supervising governmental agency with jurisdiction over the affairs of Company or any subsidiary or affiliate;

(vi)                                 Executive’s willful violation of any provision of this Agreement, including without limitation violation of Sections 10, 11,12 or 13;

(vii)                              Executive’s conviction or plea of nolo contendere (or its equivalent) with respect to a felony or any other crime involving dishonesty or moral turpitude;

(viii)                           Abuse of illegal drugs or other controlled substances or habitual intoxication;

(ix)                                   Willful violation by Executive of Company’s published business conduct guidelines, code of ethics, conflict of interest or other similar policies;

(x)                                      Executive communicating with outside professionals, including but not limited to accounting and law firms, not retained by Company concerning the business of Company and/or Confidential Information, as defined below, without the prior approval of Company’s Chief Executive Officer.

(xi)                                  Executive  becoming under investigation by or subject to any disciplinary charges by any regulatory agency having jurisdiction over Company (including but not limited to the Drug Enforcement Administration (DEA), Food and Drug Administration (FDA) or the Securities and Exchange Commission (SEC)) or if any complaint is filed against Executive by any such regulatory agency; or

(e)                             If Executive’s employment terminates for Cause or for any reason other than as set forth in Section 9(f), Company shall be obligated only to continue to pay Executive’s salary and, to the extent earned, accrued and unpaid, annual cash bonus and long term incentive compensation and furnish the then existing benefits under Section 7 up to the date of termination (except as otherwise set forth in this Agreement).

(f)                               If Executive’s employment is terminated by Company without Cause following the completion of two (2) full years of continuous service from the Executive’s original date of employment with Company, in addition to the amounts payable under Section 9(e), Executive shall be entitled to receive the following: (i) base salary for a period of eighteen (18) months after the termination date, (ii) insurance coverage provided to him equal to such coverage provided to him on the date of termination at no cost or, if ineligible for continued coverage under Company policies, reimbursement of the cost of comparable coverage for a period of eighteen (18) months, (iii) a pro rated annual cash bonus for the then current fiscal year calculated as if all base targets and base goals are achieved subject to any applicable cap on cash payments (but no other incentive compensation beyond the date of termination), if it is more likely than not, within  Company’s discretion, that the bonus will be earned by Executive, to be paid at the times and frequency regularly paid, and (iv) Company shall cause all outstanding Company stock options awarded Executive prior to termination of his employment to be one hundred percent (100%) vested at termination. If Executive’s employment is terminated by Company without Cause prior to the completion of two (2) full years of continuous service from Executive’s original date of employment with Company, in addition to the amounts payable under

Section 9(e), Executive shall be entitled to receive the following: (v) base salary for a period of twelve months after the termination date.  As a condition to the applicable salary and/or insurance continuation under this Section 9(f), Executive must first execute and deliver to Company, in a form prepared by Company, a release of all claims against Company and other appropriate parties, excluding Company’s performance under this Section 9(f) and Executive’s vested rights under Company sponsored retirement plans, 401(k) plans and stock ownership plans. The obligation of Company to pay Executive’s salary as required by Subsections (i) and (v) of this Section 9(f) shall not be subject to offset for earnings from Executive’s subsequent employment, provided however, that, if and to the extent required under Section 409A of the Internal Revenue Code (“Section 409A”), payments required under Section 9(f)(i) shall be made in twenty-six (26) equal biweekly installments commencing as of the first biweekly pay period immediately following the end of the six-month period commencing on the Termination Date. Neither Company nor Executive shall have the right hereunder to alter the payment schedule applicable to the Severance Package.

(g)                            Executive shall be deemed to have been terminated by Company without Cause, for purposes of Section 9(f) of this Agreement, if he is terminated by Company within 36 months of a Change in Control of Company, and such termination is not pursuant to Sections 9(b), 9(c) or 9(d) of this Agreement.  For purposes of this Section 9(g), a non-renewal of this Agreement by Company pursuant to Section 2 within the 36-month period after a Change in Control shall be deemed to be a termination by Company without Cause, unless Executive and Company execute a new employment agreement effective as of the date on which the Agreement would otherwise have renewed.  As used in this Agreement, a “Change in Control” of Company shall be deemed to have occurred if:

(i)                                any person (a “Person”), as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (other than (1) Company; (2) any ESOP or other employee benefit plan of Company and any trustee or other fiduciary in such capacity holding securities under such plan; or (3) any corporation owned, directly or indirectly, by the stockholders of Company in substantially the same proportions as their ownership of stock in Company); is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Company representing 40% or more of the combined voting power of Company’s then outstanding securities or such lesser percentage of voting power, but not less than 20%, as the Board of Directors of Company shall determine; provided, however, that a Change in Control shall not be deemed to have occurred under the provisions of this subsection (i) by reason of the beneficial ownership of voting securities by or among members of the Farber family. As used in this Agreement, “members of the Farber Family” shall mean William Farber, his spouse and children and their respective spouses and children, all entities controlled by any of them and all trusts created by or for the benefit of any of them.

(ii)                             Company’s stockholders or Company’s Board of Directors shall approve (a) any consolidation or merger of Company in which Company is not the continuing or surviving corporation or pursuant to which Company’s voting common stock (the

“Common Stock”) would be converted into cash, securities, and/or other property, other than a merger of Company in which holders of Common Stock immediately prior to the merger have the same proportionate ownership of Common Stock of the surviving corporation immediately after the merger as they had in the Common Stock immediately before; (b) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets or earning power of Company; or (c) the liquidation or dissolution of Company.

(h)                            The termination of Executive’s employment with Company, for any reason and irrespective as to whether initiated by Executive or Company, shall be considered a contemporaneous resignation by Executive from the position of Company’s Vice President of Finance and Chief Financial Officer, and shall be deemed a termination from employment with all entities related to Company.

(i)                                Executive may terminate his employment hereunder at any time for any reason by giving Company prior written notice not less than thirty (30) days prior to such termination. Termination by Executive pursuant to this Clause shall be deemed a termination entitling Executive to compensation Pursuant to Section 9(e) above.

10.                                    Confidential Information. During Executive’s employment with Company and at all times after the termination of such employment, regardless of the reason for such termination, Executive shall hold all Confidential Information relating to Company in strict confidence and in trust for Company and shall not disclose or otherwise communicate, provide or reveal in any manner whatsoever any of the Confidential Information to anyone other than Company without the prior written consent of Company. “Confidential Information” includes, without limitation, financial information, related trade secrets (including, without limitation, Company’s business plan, methods and/or practices) and other proprietary business information of Company which may include, without limitation, market studies, customer and client lists, referral lists and other items relative to the business of Company. “Confidential Information” shall not include information which is or becomes in the public domain through no action by Executive or information which is generally disclosed by Company to third parties without restrictions on such third parties.

11.                                    Solicitation of Customers. During his employment with Company and for a period of eighteen (18) months after the termination of Executive’s employment, regardless of the reason for the termination (the “Non-Competition Period”), Executive shall not, whether directly or indirectly, for his own benefit or for the benefit of any other person or entity, or as a partner, stockholder, member, manager, officer, director, proprietor, employee, consultant, representative, agent of any entity other than Company, solicit, directly or indirectly, any customer of Company, or induce any customer of Company to terminate any association with Company, in connection with those certain products being offered for sale by Company or in its research and development pipeline on the date of termination of Executive’s employment (the “Restricted Products”) or otherwise attempt to provide services to any customer of Company in connection with the Restricted Products. Executive shall prevent such solicitation to the extent he has authority to prevent same and otherwise shall not interfere with the relationship between Company and its customers. This provision shall not be interpreted to prohibit, prevent or otherwise impair the Executive’s ability and right to seek and obtain employment from a competitor of Company, even if said competitor is currently selling products to Company’s customers that are the same as Company products. While the Executive shall be unrestricted in seeking to sell products to Company’s customers that are different than Company’s products, it is the intent of this paragraph to preclude the Executive from having said competitor replace Company as a supplier of a product or otherwise take existing sales from Company for the period in question.

12.                               Solicitation of Executives and Others. During his employment with Company and during the Non-Competition Period, Executive shall not, whether directly or indirectly, for his own benefit or for the benefit of any other person or entity, or as a partner, stockholder, member, manager, officer, director, proprietor, employee, consultant, representative, agent of any entity other than Company, solicit, for purposes of employment or association, any Executive or agent of Company (“Solicited Person”), or induce any Solicited Person to terminate such employment or association for purposes of becoming employed or associated elsewhere, or hire or otherwise engage any Solicited Person as an Executive or agent of an entity with whom Executive may be affiliated or permit such, or otherwise interfere with the relationship between Company and its employees and agents. For purposes of this Agreement, an employee or agent of Company shall mean an individual employed or retained by Company during the Term and/or who terminates such association with Company within a period of six (6) months after the termination of Executive’s employment with Company.

13.                                    Non-Competition. Without the written consent of the President and Chief Executive Officer, during his employment with Company and during the Non-Competition Period, Executive shall not directly or indirectly, as an officer, director, shareholder, member, partner, joint venturer, Executive, independent contractor, consultant, or in any other capacity:

(a)                                       Engage, own or have any interest in;

(b)                                      Manage, operate, join, participate in, accept employment with, render advice to, or become interested in or be connected with;

(c)                                       Furnish consultation or advice to; or

(d)                                      Permit his name to be used in connection with;

Any person or entity engaged in a business in the United States or Canada which is engaged in the manufacture, distribution or sale of the Restricted Products or which otherwise competes with the business of Company as it exists from time to time and, in the case of termination of this Agreement, as it exists on the termination date. Notwithstanding the foregoing, holding one percent (1%) or less of an interest in the equity, stock options or debt of any publicly traded company shall not be considered a violation of this Section 13.

14.                                    Disclosure and Ownership of Work product and Information.

(a)                                       Executive agrees to disclose promptly to Company all ideas, inventions (whether patentable or not), improvements, copyrightable works of original authorship (including but not limited to computer programs, compilations of information, generation of data, graphic works, audio-visual materials, technical reports and the like), trademarks, know-how, trade secrets, processes and other intellectual property, developed or discovered by Executive in the course of his employment relating to the business of Company, or to the prospective business of Company, or which utilizes Company’s information or staff services (collectively, “Work product”).

(b)                                      Work product created by Executive within the scope of Executive’s employment, on Company time, or using Company resources (including but not limited to facilities, staff, information, time and funding), belongs to Company and is not owned by Executive individually. Executive agrees that all works of original authorship created during his employment are “works made for hire” as that term is used in connection with the U.S. Copyright Act. To the extent that, by operation of law, you retain any intellectual property rights in any Work product, Executive hereby assigns to Company all right, title and interest in all such Work product, including copyrights, patents, trade secrets, trademarks and know-how.

(c)                                       Executive agrees to cooperate with Company, at Company’s expense, in the protection of Company’s information and the securing of Company’s proprietary rights, including signing any documents necessary to secure such rights, whether during or after your employment with Company, and regardless of the fact of any employment with a new company.

15.                                    Enforcement of Agreement; Injunctive Relief; Attorneys’ Fees and Expenses. Executive acknowledges that violation of this Agreement will cause immediate and irreparable damage to Company, entitling it to injunctive relief. Executive specifically consents to the issuance of temporary, preliminary, and permanent injunctive relief to enforce the terms of this Agreement. In addition to injunctive relief, Company is entitled to all money damages available under the law. If Executive violates this Agreement, in addition to all other remedies available to Company at law, in equity, and under contract, Executive agrees that Executive is obligated to pay all Company’s costs of enforcement of this Agreement, including attorneys’ fees and expenses.

16.                               Severability and Savings. Each provision in this Agreement is separate. If necessary to effectuate the purpose of a particular provision, the Agreement shall survive the termination of Executive’s employment with Company. If any provision of this Agreement, in whole or in part, is held to be invalid or unenforceable, the parties agree that any such provision shall be deemed modified to make such provision enforceable to the maximum extent permitted by applicable law. As to any provision held to be invalid or unenforceable, the remaining provisions of this Agreement shall remain in effect.

17.                          Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of Company and its successors and assigns. This Agreement shall be binding upon and inure to the benefit of Executive, his heirs and personal representatives. This Agreement is not assignable by Executive.

18.                                    Statute of Limitations. Executive agrees not to initiate any action or suit relating directly or indirectly to employment with Company or the termination of such employment more than one (1) year after the effective date of termination of employment. Executive expressly waives any other longer statute of limitations. However, Executive agrees that any shorter statute(s) of limitations remain in effect.

19.                                    Indemnification. To the fullest extent permitted by applicable law, Company shall indemnify, defend, and hold harmless the Executive from and against any and all claims, demands, actions, causes of action, liabilities, losses judgments, fines, costs and expenses (including reasonable attorneys’ fees and settlement expenses) arising from or relating to his service or status as an officer, director, employee, agent or representative of Company or any affiliate of Company or in any other capacity in which the Executive serves or has served at the request of, or for the benefit of, Company or its affiliates. Company’s obligations under this section shall be in addition to, and not in derogation of, any rights the Executive may have against Company to indemnification or advancement of expenses, whether by statute, contract or otherwise, and Company’s obligation pursuant to this Section 19 shall survive termination of the Executive’s employment.

20.                                    Section 409A Compliance. No payment shall be made under this Agreement in a form or at a time that would subject the recipient to interest or penalties under Section 409A. It is the intention of the Parties to make all payments hereunder in compliance with Section 409A and the provisions of this Agreement should be interpreted and applied to give effect to this intention. Neither Executive nor Company, nor any provision of this Agreement, shall be permitted to cause the acceleration of payments hereunder, except as permitted under Section 409A, nor shall either of the Parties be permitted to defer the payment of any payments hereunder.

21.                                    Miscellaneous.

(a)                             No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Company and Executive. The waiver or nonenforcement by Company of a breach by Executive of any provision of this Agreement shall not be construed as a waiver of any subsequent breach by Executive. This Agreement is the parties’ entire agreement relating to the subject matter hereof and any and all prior agreements, representations or promises, oral or otherwise, express or implied, are superseded by and/or merged into this Agreement.

(b)                            Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or sent by facsimile or prepaid overnight courier to the parties at the addresses set forth below (or such other addresses as shall be specified by the parties by like notice): To Company: Lannett Company, Inc., 9000 State Road, Philadelphia, PA 19136 Attn.: President/Chief Executive Officer; To Executive: Keith R. Ruck, 113 Erlington Drive Cinnaminson, New Jersey 08077. All notices shall be deemed effective upon receipt. The failure to accept mail forwarded through the U.S. Postal Service, certified, return receipt requested, shall be deemed received as of the earlier of the first date such delivery is refused or, alternatively, if notices are provided of attempts to deliver, the date on which said first notice was provided to Company.

(c)                            This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania without regard to choice of law rules.  Any action to enforce this Agreement shall be filed in the state or federal courts located in Pennsylvania.

(d)                           Although this Agreement was drafted by Company, the parties agree that it accurately reflects the intent and understanding of each party and should not be construed against

Company for the sole reason that it was the drafter if there is any dispute over the meaning or intent of any provisions.

(e)                            Executive agrees that this Agreement is confidential and Executive will not disclose the terms and conditions of this Agreement to any Company employee or other third party, other than Executive’s attorney, accountant, professional advisors and members of his immediate family, except as may be permitted by applicable law.

(f)                              This Agreement may be executed in counterparts, which together shall constitute one Agreement.

(g)                           Executive agrees that this Agreement is the sole Employment Agreement between Company and Executive and supersedes any and all prior Employment Agreements, Letters of Understandings, Verbal understandings or commitments.

(h)                           By their signatures below, the parties acknowledge that they have had sufficient opportunity to read and consider, and that they have carefully read and considered, each provision of this Agreement and that they are voluntarily signing this Agreement intending to be legally bound hereby. The parties have executed this Agreement as of the Effective Date.

WITNESS
/s/ Daniel Sell	/s/ Keith R. Ruck
Daniel Sell	Keith R. Ruck

Lannett Company, Inc.

	By:	/s/ Arthur P. Bedrosian
Arthur P. Bedrosian
Its President and CEO